EXHIBIT 15.2

PEARLMAN LAW GROUP LLP Attorneys-at-Law 200 South Andrews Avenue, Suite 901 Fort Lauderdale, Florida 33301 (954) 880-9484

October 16, 2017

VIA FEDERAL EXPRESS

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4631

Re:

Worthy Peer Capital, Inc.

Draft Offering Statement on Form 1-A Submitted March 13, 2017

CIK No. 0001699834

Ladies and Gentlemen:

Receipt is acknowledged of your comment letter dated April 6, 2017, to the draft offering statement submitted by Worthy Peer Capital, Inc. (the “Company” or “Issuer”), dated March 13, 2017.

We are hereby submitting an amendment draft offering statement. Our responses are set forth below and respond numerically to the items in your comment letter.

General

Comment 1.

Please provide a detailed analysis of why your company does not meet the definition of investment company under sections 3(a)(1)(A) and 3(a)(1)(C) of the Investment Company Act of 1940.  With respect to section 3(a)(1)(C) of the 1940 Act, your response should provide a detailed analysis of your anticipated composition of assets and how you intend to value those assets for purposes of the 40% test in section 3(a)(1)(C) of the 1940 Act.  We note that you disclose on page 3 of the Offering Circular and elsewhere that you “intend to use the proceeds from this offering to fund loans…” and imply that Worthy Peer Capital, Inc.’s assets will consist of assets that may be considered investment securities as defined by section 3(a)(2) of the 1940 Act.

Response:

We do not believe that the Company’s business plan meets the definition of an investment company as defined in the Investment Company Act of 1940 (the “Act”). As further described in the draft offering statement, the Company intends to use the net proceeds of this offering as follows:

United States Securities and Exchange Commission

October 16, 2017

(a)

The Company intends to purchase whole loans from crowd funding platforms which loans are exempt under the Investment Company Act of 1940 pursuant to Section 3(c)(5)(A) and 3(c)(5)(B) of the Act. These loans will include small business loans, student loans, auto loans, and personal loans.

(b)

The Company also intends to make direct loans to asset based borrowers, which will be secured by inventory and other corporate assets.

(c)

For purposes of the 40% test, assets will be valued based upon the principal amount of the loans less any reserves for impaired loans.

(d)

Non-qualifying loans will be kept to a minimum.

Form 1-A, Part 1, Item 4

Comment 2.

Please revise the “Number of securities offered” to 2,500,000 and revise the “Price per security” to indicate $10.00 as is disclosed in the Offering Circular.

Response:

Revisions have been made to the “number of securities offered” and “price per security”.

Preliminary Offering Circular Cover Page

Comment 3.

Please add a cross-reference to the section where the disclosure required by Item 14 of Part II of Form 1-A is provided.  Please refer to Item 1(d) of Part II of Form 1-A for guidance.

Response:

We believe that the text contains the requisite cross reference.

Comment 4.

Please revise your tabular disclosure to disclose the total number of securities issued, the price per share and total amount of proceeds to be issued pursuant to this offering.  In addition, please add the closing date of the offering, if any, as well as any minimum purchase amounts and whether the funds received will be placed in escrow.  Finally, please add a note to the table disclosing that all offering expenses to be borne by the issuer.  Please refer to Item 1(e) of Part II of Form 1-A for guidance.

Response:

Revisions have been made responsive to your comments.

Comment 5.

Please revise to delete the current preliminary offering legend at the top of the cover page and use instead the Preliminary Offering disclosure now located immediately above the Table on the cover page.  In addition, the disclosures under “Important Information to Investors on page I should be moved to the cover page.

United States Securities and Exchange Commission

October 16, 2017

Response:

Revisions have been made responsive to your comments.

Offering Circular Summary

Business Overview, page 1

Comment 6.

Please disclose that your auditor has raised substantial doubt about the Company’s ability to continue as a going concern.  In addition, please add a risk factor discussing the fact that your auditor has expressed substantial doubt about your ability to continue as a going concern.

Response:

A risk factor has been added together with disclosure on the cover page.

Worthy Peer Capital Website, page 1

Comment 7.

You disclose on page 1 and elsewhere that “[i]n connection with the sale of the Worthy Notes and the proceeds thereof, we may utilize the services of a registered investment advisor, including Peerbackers Advisory LLC, a wholly owned subsidiary of WFI.” Please supplementally explain the nature, purpose, and extent of Worthy Peer Capital, Inc.’s relationship, or anticipated relationship, with any investment advisor including the terms of any compensation arrangements between the entities and/or their employees.

Response:

Reference to Peerbacker Advisory LLC or any other investment advisor has been deleted.

Our Company, page 2

Comment 8.

Please revise to disclose the amount of assets and equity for the company and its parent at December 31, 2016 as well as any revenues earned during 2016. In addition, provide the name of the parent company and similar information.

Response:

Disclosure of assets and equity has been disclosed for the Company and its parent.

Risk Factors

Competition for employees is intense,…[ .] ,  page  4

Comment 9.

Please revise to disclose that you have zero full time employees.

Response:

Disclosure has been made to show that there are no full time employees.

United States Securities and Exchange Commission

October 16, 2017

Use of Proceeds, page 9

Comment 10.

Please revise to explain (i) the use to which you intend to put the remaining 3% of unallocated net proceeds generated by this offering and (ii) whether you intend to use any of the proceeds to compensate or otherwise make payments to officers or directors of the issuer or any of its subsidiaries. In addition, disclose how the proceeds will be invested prior to their being lent or otherwise used.

Response:

Revisions have been made in response to your comment.

Business

Background, page 10

Comment 11.

Please revise the first sentence in the third paragraph to clarify that the millennial demographic cohort, whom you term a “targeted community,” presents an aspirational opportunity out of which you seek to recruit members and not as an already recruited pool of 74,000,000 members. In addition, provide a citation for the number used or indicate it is management’s belief.

Response:

Revision has been made in response to your comment.

Our Business, page 11

Comment 12.

We note your disclosure regarding the business model upon which you seek to generate revenue.  Please expand and/or revise your disclosure to clarify:

•

the different types of loans you may make with the proceeds of this offering;

•

the fee structure established with Worth Financial, Inc. pursuant to which they will share referral fees with you; and

•

the nature of the fees you seek to earn from the loans you make to peer-to-peer lenders

Response:

We have expanded and revised our disclosure regarding the business model in response to your comment.

Portfolio Information, page 11

Comment 13.

Please revise to provide greater disclosure about the Peer Portfolio, including the types and expected amounts of fees you will generate from your ancillary services by agreement with Worthy Financial, Inc.

Response:

In response to your comment we have provided that it is impossible to project expected amount of fees.

United States Securities and Exchange Commission

October 16, 2017

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results, page 12

Liquidity and Capital Resources, page 12

Comment 14.

Please revise to explain your disclosure indicating that “funding has been provided by our parent,” that you expect “additional funding will be provided by our parent;” and “it is the intention of [Worthy Financial Inc.] to raise funding for [your] working capital.”  In addition, please explain whether the funding to which you refer is made pursuant to an agreement and, if so, either attach it to this filing pursuant to Item 17(6) of Part III of Form 1-A or provide us your analysis as to why you believe you need not do so.

Response:

Revisions have been made in response to your comment. It is not believed that a written agreement is necessary because of the commonality of the individuals as shareholders of the parent and officers and directors of the subsidiary.

Plan of Operations, page 12

Comment 15.

We note that you have not yet received revenue from operations since your inception prior to the filing of this offering statement.  Please revise your disclosure to include your plan of operation for the 12 months following the commencement of the proposed offering.  Please refer to Item 9(c) of Part II of Form 1-A for guidance.

Response:

We have expanded the section entitled “Plan of Operations”.

Compensation of Directors and Executive Officers, page 14

Comment 16.

Please briefly describe any proposed compensation to be made to your executives and directors.  Please refer to Item 11(d) of Part II of Form 1-A for guidance.

Response:

We have made revisions in response to your comments.

Security Ownership of Management and Certain Security Holders, page 15

Comment 17.

Please revise the tabular disclosure to clearly list the interest each executive officer, and any other security holder owning at least 10% of any class of your voting securities, holds in the company.  For example, we note on page 3 of the offering circular that you disclose that you are wholly-owned by Worthy Financial, Inc.  However, your tabular disclosure here indicates that the Randolph A. and Jeanette Pohlman Living Trust owns 10.20% of the company.  Further, we note that the ownership percentages of the three executive officers as presented equals 908,750 shares whereas your disclosure

United States Securities and Exchange Commission

October 16, 2017

in the penultimate row indicates that this ownership equals 848,750 shares.  In addition, please explain the relationship between your company and the Randolph A. and Jeanette Pohlman Living Trust.  Please refer to Item 12 of Part II of Form 1-A for guidance.

Response:

In response to your comment we have added text to show that the Company’s common stock is owned 100% by WFI. Further, the table shows the ownership of WFI common stock. As to the Pohlman Living Trust, the Trust is a shareholder in WFI.

The Worthy Peer Capital Website, page 16

Comment 18.

Noting that transfer of the notes is prohibited without the company’s consent, add a risk factor to this effect and describe here the process to transfer and the method the company will use to determine if transfer is allowed.

Response:

We have provided that the Notes are not transferable except of course by the laws of descent. A risk factor has been added.

Comment 19.

Please revise to delete the term “among other things” and include all material terms and conditions.

Response:

We have deleted “among other things”. All material terms and conditions are included.

Securities Being Offered, page 18

Comment 20.

Please revise to include the terms under “Callable” include the price(s) to be paid. In addition, add disclosure on redemption to disclose how notes will be redeemed at maturity and how notice will be made. Also discuss if rollovers will be allowed and how notice and terms will be provided. Finally, include disclosure required by Item 14(b)(2) of Form 1-A.

Response:

In response to your comment we have revised the text and made the disclosure required by Item 14(b)(2).

Legal Matters, page 20

Comment 21.

We note on page 20 of the offering circular that your legal counsel, The Pearlman Law Group LLP, indirectly owns 25,000 shares of your stock.  Please add a section to your offering circular entitled “Interest of Management and Others in Certain Transactions” and briefly describe the basis of this ownership as well as the monetary value of their shareholdings.  Please refer to Item 13(b) of Part II of Form 1-A for guidance.

Response:

A section “Interest of Management and Others in Certain Transactions” has been added.

United States Securities and Exchange Commission

October 16, 2017

Part III –  Exhibits

Comment 22.

Please file a form of the subscription agreement that you intend to use for your offering. In this regard, we note your disclosure in the third bullet under the “Establishing an Account” heading on page 16.  Please refer to Item 17 of Part III of Form 1-A for guidance.

Response:

To be filed by amendment.

Comment 23.

Please file an exhibit to include a description of the rights of holders of the notes and testing the waters materials.  Please refer to Part III, Item 17, sections 3 and 13 of Form 1-A for guidance.

Response:

Description of rights to be filed by amendment. There are no testing the waters materials.

On behalf of the Company, the Company acknowledges that:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

On behalf of the Company, thank you for the courtesies extended by the Staff.

Sincerely,

/s/ Charles B. Pearlman

Charles B. Pearlman

PEARLMAN LAW GROUP LLP Attorneys-at-Law 200 South Andrews Avenue, Suite 901 Fort Lauderdale, Florida 33301-2068 (954) 880-9484

October 23, 2017

VIA FEDERAL EXPRESS

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4631

Re:

Worthy Peer Capital, Inc.

Amendment No. 1 to Draft Offering Statement

on Form 1-A Submitted May 12, 2017

CIK No. 0001699834

Ladies and Gentlemen:

Receipt is acknowledged of your comment letter dated May 22, 2017, to the amendment no. 1 to the  draft offering statement submitted by Worthy Peer Capital, Inc. (the “Company” or “Issuer”), dated May 12, 2017.

We are hereby submitting an amended draft offering statement. Our responses are set forth below and respond numerically to the items in your comment letter.

General

Comment 1.

We note your response to comment 1, which asked you to provide a detailed analysis of whether Worthy Peer Capital meets the definition of “investment company” under Section 3(a) of the Investment Company Act of 1940 (the “1940 Act”), including a detailed analysis of Worthy Peer Capital’s anticipated composition of assets for purposes of the 40% test under Section 3(a)(1)(C).  In your response, you assert that you “do not believe that the Company’s business plan meets the definition of an investment company” because: (1) “[t]he Company intends to purchase whole loans from crowd funding platforms which loans are exempt under the [1940 Act] pursuant to Section 3(c)(5)(A) and 3(c)(5)(B) of the [1940] Act”; and (2) “[t]he Company also intends to make direct loans to asset based borrowers, which will be secured by inventory and other corporate assets.”

United States Securities and Exchange Commission

October 23, 2017

Your response does not provide us with a sufficient basis on which to determine whether Worthy Peer Capital meets the statutory definition of “investment company” or whether Worthy Peer Capital may properly rely on an exclusion therefrom.  If Worthy Peer Capital may rely on the exclusion provided in Section 3(c)(5)(A) and/or (B) of the 1940 Act, it must be primarily engaged in businesses described in those provisions.  In this regard, we note that Section 3(c)(5)(A) is available only where acquired obligations “represent part or all of the sales price of merchandise, insurance and services . . .” and Section 3(c)(5)(B) is available only where loans are made in connection with “specified merchandise, insurance, and services.” (emphasis added).  Tangentially, we further note that companies that are excluded from the definition of investment company under Section 3(c) (including Section 3(c)(5)) are not eligible to engage in crowdfunding transactions under Securities Act Section 4A(f).

Please provide a detailed analysis of whether Worthy Peer Capital meets the definition of “investment company” under Section 3(a) of the 1940 Act and, if so, whether Worthy Peer Capital intends to rely on any exclusions therefrom.  If Worthy Peer Capital intends to rely on Section 3(c)(5)(A)/(B), please provide a detailed analysis of how Worthy Peer Capital’s business will comply with the specific requirements of those provisions.  Your response should address, with specificity, both the issue of primary engagement and the issue of substantive eligibility.

Response:

A detailed analysis has been made and per the comments of David Gessert, we have confirmed the business description to be consistent with our analysis and have added a new risk factor.

Business

Background, page 10

Comment 2.

We note that you revised your disclosure in the “Our Business” section of the offering circular on page 11 to no longer include the “Peer Portfolio Information” section. However, we further note in the fourth paragraph on page 10 you continue to define the term “Peer Portfolio.” Please either (i) revise your disclosure here and elsewhere to describe the Peer Portfolio, linking the term to your intended business operations, or (ii) delete this term.

Response:

We have deleted the term “peer portfolio”.

United States Securities and Exchange Commission

October 23, 2017

Results of Operations

Liquidity and Capital Resources, page 12

Comment 3.

We note your response to comment 14.  Please provide the proposed terms of the private financing, including the timing and amount of such proceeds that Worthy Financial Inc. intends to provide you and whether it will be made pursuant to a written agreement. Please refer to Item 9(b)(1) of Form 1-A for guidance.  If applicable, as previously requested, please provide any written agreement relating to the private financing as an exhibit or else provide us you analysis as to why you believe you need not do so.  Please refer to Item 17(6)(a) of Form 1-A for guidance.

Response:

We have provided that $600,000 has been raised to date by WFI and that they are presently seeking an additional $1 million.  There are no written agreements. However, as its wholly owned subsidiary, fund will be made available as needed.

Plan of Operations, page 12

Comment 4.

We note your response to comment 15, noting the plan of operations you have to take active the Worthy App.  Please revise your disclosure to include disclosure addressing whether the proceeds of this offering will satisfy your cash requirements or whether you anticipate needing to raise additional funds in the next six months.  Please refer to Item 9(c) of Form 1-A for guidance.

Response:

Responsive disclosure has been made.

Compensation of Directors and Executive Officers, page 14

Comment 5.

Please revise to clarify “[you] have no intention to pay compensation [to directors and executive officers] until there is sufficient cash.” In this regard, disclose how it will be determined there is “sufficient cash.”

Response:

Responsive disclosure has been made.

Security Ownership of Management and Certain Security Holders, page 15

Comment 6.

We note your disclosure on page 15 that the executive officers, directors, and holders of more than 5% of the common stock of Worthy Financial Inc. own the 983,750 shares of Worthy Financial Inc. that are presently outstanding.  However, the stock ownership you disclose in the chart equals 1,008,750 shares.  Please reconcile these figures.  Please refer to Item 12 of Form 1-A for guidance.

United States Securities and Exchange Commission

October 23, 2017

Response:

The numbers have been reconciled. Please note there are other indirect shareholders (i.e., of WFI) who are not affiliates.

The Worthy Peer Capital Website, page 16

Comment 7.

We note your disclosure here and elsewhere that the Worthy Notes are not transferrable to third parties except by the laws of descent.  Please:

•

add disclosure regarding the Worthy Notes’ non-transferability to the Offering Circular Cover Page, the Offering Circular Summary, and the subsection entitled “Worthy Notes” on page 2 under the heading “The Offering;”

•

describe, where appropriate, the reason why you have restricted the alienability of the Worthy Notes, ensuring that you address any state law concerns regarding alienability;

•

describe the mechanism that will govern the transfer restriction and oversee its enforceability; and

•

if the mechanism governing the transfer restriction is an agreement, please attach it as an exhibit pursuant to Item 601(b)(4) of Regulation S-K.

Response:

We have deleted this restriction and stated that the bonds are transferrable but there will be an administrative fee.

On behalf of the Company, the Company acknowledges that:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

On behalf of the Company, thank you for the courtesies extended by the Staff.

Sincerely,

/s/ Charles B. Pearlman

Charles B. Pearlman

PEARLMAN LAW GROUP LLP Attorneys-at-Law 200 South Andrews Avenue, Suite 901 Fort Lauderdale, Florida 33301-2068 (954) 880-9484

November 22, 2017

VIA FEDERAL EXPRESS

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4631

Re:

Worthy Peer Capital, Inc.

Amendment No. 2 to
Draft Offering Statement on Form 1-A
Submitted October 24, 2017

CIK No. 0001699834

Ladies and Gentlemen:

Receipt is acknowledged of your comment letter dated November 14, 2017, to the amendment no. 2 to the draft offering statement submitted by Worthy Peer Capital, Inc. (the “Company” or “Issue”), dated October 24, 2017.

We are hereby submitting an amended draft offering statement. Our responses are set forth below and respond numerically to the items in your comment letter.

Part I

Comment 1.

Revise to check “No” on the Item 4 question regarding pricing after qualification or advise the Staff as to the reasons the box is checked “Yes.”

Response:

The revisions has been made.

Part II

Comment 2.

Revised the cover page to disclose the format being used. See Part II, Section (a)(1) of Form 1-A.

Response:

The format has been revised.

United States Securities and Exchange Commission

November 22, 2017

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Plan of Operations, page 13

Comment 3.

We note your plan of operations is to meet with potential funding sources and purchasers of Worthy Bonds. Please describe your plan of operations for the 12 months following the commencement of the proposed offering in greater detail or give the reasons such a plan is unavailable. Please refer to Item 9(c) of Form 1-A for guidance.

Response:

A revision has been made to respond to your comment.

Comment 4.

We note you won’t pay officers, directors or employees until cash permits. Please revise to describe how you will compensate employees for work they perform on your behalf during any period that cash does not permit. Please disclose if you plan to compensate employees with Worthy Bonds.

Response:

Disclosure has been made in response to your comment.

Compensation of Directors and Executive Officers, page 15

Comment 5.

We note your response to comment 5. Please revise to provide potential investors an explanation of what qualifies as a “significant capital Infusion” sufficient to begin compensating directors and executive officers or remove the phrase.

Response:

We have made revisions and deleted “significant capital infusion”.

Security Ownership of Management and Certain Security Holders, page 16

Comment 6.

We note the revisions made to the beneficial ownership table in response to comment 6. However, the share amounts listed for the three officers and directors as a group appear to total 848,750 shares, not the 908,750 you have listed for the group. Please reconcile these figures or clarify the disclosure.

Response:

The figures have been reconciled.

The Worthy Peer Capital Website, page 17

Comment 7.

We note your response to comment 7 that you have removed the restriction on the transfer of Worthy Bonds to third parties and that the securities are not transferable, subject to a servicing fee. Please disclose the amount of this servicing fee. If the amount is not presently known, please disclose how and when the fee will be determined.

Response:

Revisions have been made in response to your comment.

United States Securities and Exchange Commission

November 22, 2017

Plan of Distribution, page 20

Comment 8.

Revise to state that if any broker/dealer or other agent/person are engaged to sell the securities, a post-qualification amendment will be filed disclosing the names and compensation arrangements prior to any sales by such person.

Response:

The appropriate disclosure has been made.

Part III—Exhibits

Comment 9.

Please revise to provide all instruments defining the rights of the holders of your securities. Refer to Item 13(3) of Form 1-A for guidance.

Response:

Please see the exhibit “Worthy Bond Investor Agreement”.

On behalf of the Company, the Company acknowledges that:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

On behalf of the Company, thank you for the courtesies extended by the Staff.

Sincerely,

/s/ Charles B. Pearlman

Charles B. Pearlman